Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Customers Bancorp, Inc.
Wyomissing, Pennsylvania
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (Nos. 333-188040 and 333-209760) and Form S-8 (Nos. 333-197977 and 333-186544) of Customers Bancorp, Inc. of our report dated August 5, 2016, relating to the Disbursement business of Higher One, Inc. and Higher One Holdings, Inc.’s abbreviated Statement of Assets Acquired and Liabilities Assumed as of June 15, 2016 and the abbreviated Statements of Revenues and Direct Expenses for the years ended December 31, 2015, 2014 and 2013, which appears in this Form 8-K/A dated August 5, 2016.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
August 5, 2016

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